UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM S-8
Registration Statement Under The Securities Act of 1933

MASS MEGAWATTS WIND POWER, INC.
(Name of Small Business Issuer in its charter)

MASSACHUSETTS	04-3402789
(State or other jurisdiction of incorporation or organization)	(I.R.S. EMPLOYER Identification No.)

95 PRESCOTT STREET
WORCESTER, MA	01605
(Address of principal executive offices)	(ZIP CODE)

Issuer's  telephone  number  (508)751-5432

Corporate Growth Incentive Plan

Jonathan C. Ricker
President and Chief Executive Officer
95 Prescott Street
Worcester, MA 01605
(508) 751-5432

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

Calculation Of Registration Fee

TITLE OF EACH CLASS OF SECURITIES OFFERING TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE OF COMMON STOCK	MAXIMUM AGGREGATE OFFERING PRICE	REGISTRATION FEE
COMMON	300,000 shares	$1.70	$510,000	$58.45

(1) The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(2) Represents shares to be issued under the Mass Megawatts Windpower, Inc. Corporate Growth Incentive Plan.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h) the fee is calculated upon the basis of last reported bid price on The OTC Bulletin Board quotation service on the last day that the stock was traded.
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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

The Mass Megawatts Corporate Growth Incentive Plan permits the stock compensation of unrestricted stock to officers, employees, directors and consultants of Mass Megawatts Wind Power Inc.  The general purpose of the Plan is to provide an incentive to our officers, employees, directors and consultants by enabling them to share in the future growth of our business. The Board of Directors believes that equity compensation promotes continuity of management, increases incentive and personal interest in Mass Megawatts.  The Corporate Growth Incentive Plan enhances our ability to attract and retain officers, employees, directors and consultants.

ITEM 2. REGISTRANT INFORMATION.

The documents containing the information concerning the Mass Megawatts Corporate Growth Incentive Plan required by Item 1 of Part I of Form S-8 and the statement of availability of Registration Information, Plan Information and other information required by Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  We will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, we will furnish to the Commission or its staff a copy or copies of all of the documents included in such file. The Registrant shall provide each participant in the Plan covered by this registration, without charge, upon their written or oral request the documents incorporated by reference herein in Item 3 of Part II of this Registration Statement. The Registrant shall also provide participants, without charge, upon their written or oral request, with all other documents required to be delivered to participants, pursuant to Rule 428(b) under the Act. Any and all such requests shall be directed to the Registrant at its place of business as reflected in this Registration Statement.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which are on file with the Securities and Exchange Commission, are incorporated in this registration statement by reference:

(a) The Registrant's latest annual report, for the year ended April 30, 2011 as filed on Form 10-K with the Securities and Exchange Commission on  July 29, 2011.

(b) The Registrant's quarterly reports as filed on Form 10-Q with the Securities and Exchange Commission on December 15, 2011 for the quarter ending October 31, 2011, Form 10-Q with the Securities and Exchange Commission on September 13,2011 for the quarter ending July 31, 2011, and March 15, 2011 for the quarter ending  January 31, 2011.

(c) The Registrant's current reports on Form 8-K filed on  December 15, 2011,  November 18, 2011, September 13, 2011, August 9, 2011, July 29, 2011, April 5, 2011,and  March 15, 2011.

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 10SB126 filed with the Commission on March 20, 2001 and any further amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

The Registrant's Articles of Organization and Bylaws contain provisions limiting the personal liability of its directors for monetary damages resulting from breaches of their duty of care to the extent permitted by Massachusetts Business Corporation Act. The Registrant's Articles of Organization and Bylaws also contain provisions making indemnification of its directors and officers mandatory to the fullest extent permitted by the Massachusetts Business Corporation Act, including circumstances in which indemnification is otherwise discretionary.

The Massachusetts Business Corporation Act permits the indemnification by a Massachusetts corporation of its directors, officers, employees and other agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was illegal. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and require court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

ITEM 8. EXHIBITS:

Pursuant to Item 601 of Rule S-K, the following Exhibits are annexed hereto:

Exhibit 1  Mass Megawatts Windpower, Inc. Corporate Growth Incentive Plan

Exhibit 2  Opinion of Legal Counsel
Exhibit 3  Independent Auditors Consent.

ITEM 9. UNDERTAKINGS:

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement. Provided, however, that paragraphs (a)(1) (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE PAGE

The Registrant, pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf the undersigned, thereunto duly authorized, in the City of Worcester, Massachusetts on the sixth day of February 2012.

MASS MEGAWATTS WIND POWER, INC.

By:	/s/ Jonathan Ricker
Title:	President and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statements has been signed by the following persons in the capacities and on the date indicated.

Dated: February 6, 2012

By:	/s/ Jonathan Ricker
Title:	President and Director

EXHIBIT INDEX -

EXHIBIT NUMBER	ITEM

Exhibit 1	Mass Megawatts Windpower, Inc. Corporate Growth Incentive Plan

Exhibit 2	Opinion of Legal Counsel

Exhibit 3	Consent of Independent Accountants